UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.  )

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Starbucks Corporation
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The following press release was issued by Starbucks and posted on Starbucks advocacy website on March 5, 2024.

We respect and value the input and support of all of our shareholders and partners.

We appreciate the decision announced by SOC today. Our Board’s focus remains on driving long-term value for all stakeholders, including partners, shareholders, customers, and farmers.

Starbucks has always been committed to doing the right thing – importantly, for our partners who are the heart of our business.

The best days of Starbucks are ahead. We are focused on doing what we do best when we are at our best: bridging to a better future for our partners, uplifting the everyday for our customers, ensuring the future of coffee for all, contributing positively to our communities, and giving more than we take to the environment.

We look forward to continuing to work alongside our partners as we fulfill our mission together.